WELLS FARGO MULTI-STRATEGY 100 MASTER FUND I, LLC
WELLS FARGO MULTI-STRATEGY 100 FUND I, LLC
WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LLC
WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC
WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC

VALUATION COMMITTEE CHARTER

ORGANIZATION

The Valuation Committee (“Committee”) of the Board of Managers (the “Board” or “Managers”) of Wells Fargo Multi-Strategy 100 Master Fund I, LLC, Wells Fargo Multi-Strategy 100 Fund I, LLC, Wells Fargo Multi-Strategy 100 TEI Fund I, LLC, Wells Fargo Multi-Strategy 100 Fund A, LLC and Wells Fargo Multi-Strategy 100 TEI Fund A, LLC (the “Funds”) is hereby established.  The Committee shall be composed of Managers who are not “interested persons” of the Funds, as defined by the Investment Company Act of 1940, as amended, and shall be composed of as many Managers as the full Board deems necessary.  The Committee shall select a chair (the “Chair”), to preside over Committee meetings and may elect a Vice Chair to preside in the absence of the Chair.  The Chair shall set the agenda for, and preside at, each meeting of the Committee and shall engage in such other activities on behalf of the Committee as shall be determined from time to time by the Committee.

RESPONSIBILITIES

The Valuation Committee is responsible for:

●	periodically reviewing the Funds’ procedures for valuing securities, and making any recommendations to the Funds with respect thereto;

●	reviewing proposed changes to those procedures;

●	consulting with the Funds’ adviser and any subadviser regarding valuation issues that may arise from time to time;

●	periodically reviewing information regarding industry developments in connection with valuation; and

●
periodically reviewing information regarding fair value and liquidity determinations made pursuant to the procedures, and making recommendations to the Board in connection therewith (whether such information is provided only to the Valuation Committee or to the Valuation Committee and the Board simultaneously).

MEETINGS

The Committee may meet either on its own or in conjunction with meetings of the Board.  Meetings of the Committee may be held in person, video conference or by telephone conference.  Where appropriate, the Committee may take action by written consent in lieu of a meeting.

Effective Date:  September 20, 2011